					Exhibit 99.1
Return on Invested Capital ("ROIC") and Economic Return Calculations GAAP to non-GAAP reconciliation (dollars in thousands):
		Fiscal year ended
		September 30, 2017	October 1, 2016	October 3, 2015
Operating income, as reported		$129,908	$99,439	$115,436
Typhoon-related losses		—	2,871	—
Accelerated stock-based compensation expense		—	5,210	—
Restructuring and other charges		—	7,034	1,691
Adjusted operating income		129,908	114,554	117,127
Tax rate		8.0%	11.0%	11.0%
Adjusted operating income (tax effected)		$119,515	$101,953	$104,243
Average invested capital		$738,266	$739,986	$745,611
ROIC		16.2%	13.8%	14.0%
WACC		10.5%	11.0%	11.0%
Economic Return		5.7%	2.8%	3.0%

Average Invested Capital	Fiscal 2017
	Actual	Actual	Actual	Actual	Actual	Average invested capital
	9/30/2017	7/1/2017	4/1/2017	12/30/2016	10/1/2016
Equity	$1,025,939	$991,306	$961,438	$927,542	$916,797
Plus:
Debt - current	286,934	267,297	92,623	78,879	78,507
Debt - non-current	26,173	26,138	185,638	184,136	184,002
Less:
Cash and cash equivalents	(568,860)	(519,172)	(524,520)	(496,505)	(432,964)
	$770,186	$765,569	$715,179	$694,052	$746,342	$738,266

Average Invested Capital	Fiscal 2016
	Actual	Actual	Actual	Actual	Actual	Average invested capital
	10/1/2016	7/2/2016	4/2/2016	1/2/2016	10/3/2015
Equity	$916,797	$895,175	$871,111	$850,794	$842,272
Plus:
Debt - current	78,507	78,279	2,300	2,864	3,513
Debt - non-current	184,002	184,479	259,565	259,289	259,257
Less:
Cash and cash equivalents	(432,964)	(433,679)	(409,796)	(354,728)	(357,106)
	$746,342	$724,254	$723,180	$758,219	$747,936	$739,986

Average Invested Capital	Fiscal 2015
	Actual	Actual	Actual	Actual	Actual	Average invested capital
	10/3/2015	7/4/2015	4/4/2015	1/3/2015	9/27/2014
Equity	$842,272	$835,063	$808,468	$792,298	$781,133
Plus:
Debt - current	3,513	4,281	4,774	4,793	4,368
Debt - non-current	259,257	259,284	260,025	260,990	262,046
Less:
Cash and cash equivalents	(357,106)	(354,830)	(356,296)	(239,685)	(346,591)
	$747,936	$743,798	$716,971	$818,396	$700,956	$745,611